Syntroleum Corporation
March 15, 2011 Conference Call Script

Operator
Good morning. My name is       , and I will be your conference operator today. At this time, I would like to welcome everyone to the Syntroleum Corporation Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press“star” * then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.
Thank you. I will now turn the call over to Karen Gallagher Syntroleum’s Senior Vice President and Principal Financial Officer. Ms. Gallagher, you may begin your conference.

Karen Gallagher
Good morning and thank you for joining us today. Remarks for today’s call will be presented by

•	Syntroleum’s President and Chief Executive Officer, Gary Roth followed by

•	Jeff Bigger, Senior Vice President of Business Development, who will provide an update on our Dynamic Fuels Geismar Plant,

•	Ron Stinebaugh, Senior Vice President of Finance, who will provide an update on our marketing efforts and the current state of the renewable fuels industry markets, and

•	Karen Gallagher, Senior Vice President and Principal Financial Officer, who will report the financial results for the year ended December 31, 2010.

Before we begin our remarks, I would like to remind everyone that during this call, we will make certain forward-looking statements, as well as use historical information. Words such as “believe,”“estimate,”“expect,”“intend,”“plan,”“anticipate,”“could,” or “should” are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent Annual Report on Form 10-K, for a full disclosure of these risks and uncertainties.

Now I’ll turn the call over to Gary Roth for opening remarks.

Gary Roth
Thank you, Karen.

We are excited to announce that our Dynamic Fuels plant in Geismar, LA, is currently producing at design rates of 75 million gallons per year or 5,000 barrels per day and has produced and sold millions of gallons of renewable products. We have built product acceptance for renewable diesel in the United States and demand continues to outpace supply. We have run the three hydro-processing reactors at full design flow rates and have achieved 100% conversion of 20 different renewable feedstocks into ASTM quality diesel.

During our startup and commissioning process, we have encountered mechanical reliability issues with one critical pump and our hydrogen compressor. The technical issue with the pump is the operating life of the mechanical seals. The pump itself meets all process criteria. Working with our global seal supplier, we have made a number of improvements in both the seal design and the utility systems associated with the seals. I am confident we will reach industry reliability standards in the coming months. When the pump is in maintenance, the plant is still capable of producing at 40% of design capacity.

The second piece of equipment with which we have experienced learnings is the hydrogen compressor. Again, the compressor meets all process criteria related to temperature, pressure and flow rates. The issue we face is valve life. The compressor supplier has manufactured in excess of 27,000 compressors with more than 180 in hydrogen service. Working with the supplier, we have installed second generation valves and have 3rd generation valves in design. Again, I am confident we will reach industry standard levels of reliability in the coming months.

In summary, we have converted fats oils and greases from 20 commercial sources into ASTM quality products. The Syntroleum bio-synfining reactor and catalyst technology has performed as designed. We have not experienced any conversion issues and are able to make product qualities ranging from jet fuel to summer grade diesel. We will continue to work on improving equipment reliability over the coming months by working with the site technical team and our world class equipment suppliers.

Let me give you a couple examples to attest as to our product quality. We delivered to the Air Force 40,000 gallons of HRJ in November. The latest update from the Air Force was the certification of the C-17 Globemaster, the largest military transport aircraft. The certification clears the C-17 to fly on a blend of up to 50 percent HRJ. The Air Force states they expect to conclude HRJ flight testing in the first quarter of 2012, supporting fleetwide HRJ certification by the end of 2012.

Another example relates to the supply of renewable jet fuel and technical support to Rolls-Royce America in the execution of the FAA CLEEN program. The CLEEN program stands for Continuous Lower Energy, Emissions, and Noise. The FAA announced in 2010 $125 million in new contracts to five global companies including Rolls-Royce America. The five year program is expected to develop technologies for reducing commercial jet fuel consumption, greenhouse gas emissions, and noise. We have supplied 4,300 gal of jet fuel to Rolls-Royce and Cessna. Another 10,000 gal of fuel and various technical services will be provided to this project in 2011.

Now I would like to turn the discussion to our Fischer Tropsch technology.

•	Sinopec has completed re-erection of our Catoosa Demonstration Facility in China and is now in commissioning and startup. We expect the demonstration of our FT technology on coal derived syngas and could lead to commercial scale deployment by Sinopec.

•	As you are aware, natural gas supplies in the United States have increased significantly primarily due to the growth in shale gas reserves. As a result, we are seeing growing interest in gas to liquids in the United States. We believe this interest is being driven by historically wide 25 to 1 crude oil to natural gas ratios resulting from $100 per barrel crude oil and $4/mcf natural gas. GTL conversion of natural gas to liquids require between 10 and 11 mcf per barrel. Therefore the current crude oil GTL equivalent cost is approximately $40 to $45 per barrel.

•	Due to these attractive economics, we have received multiple inquiries from credible parties about our GTL technology. Interest has ranged from 5,000 to 20,000 barrels per day. Cobalt catalyst is the most efficient catalyst for conversion of natural gas to liquids. Therefore, Syntroleum’s cobalt based FT technology is uniquely suited to become the domestic supplier of GTL technology to U.S. gas producers.

Our number one focus as a Company at this time is to support the Dynamic Fuels plant in its efforts to maximize plant production — We have achieved design flow and conversion rates and met all product quality specifications. Increasing RINS values demonstrate the market concept works and provides the sustainable product margins required to meet the Renewable Fuels Standard. We have achieved client acceptance of our product. In my seven years with Syntroleum, I have never seen such a bright future given our operating plant at Geismar and the economic environment for our gas to liquids business.

I will now turn the call over to Jeff Bigger.

Jeff Bigger

Thank you, Gary.

The Geismar plant has produced millions of gallons of Renewable Diesel, naphtha and LPG. We have also produced jet fuel for the air force and for jet engine manufacturer Rolls Royce.

The Geismar plant has processed a wide range of feedstocks that have been delivered by more than 20 different suppliers. The feeds processed to date include beef tallow, choice white grease from pigs, poultry fat and a wide range of yellow greases, which typically are vegetable oils that have been used in restaurant frying operations.

The plant chemistry has worked very well, converting the fats oils and greases into diesel, naphtha and LPG. There have been a number of mechanical issues that we have been dealing with. This includes typical start up items like calibrating and tuning the instrumentation and computer control system. We have also had issues with seals on one of our primary pumps. The vendor has upgraded the seal design and upgraded the materials of construction to improve the reliability of the seals. This is not unusual in a new facility and as the plant continues to run we will identify incremental improvements to extend the reliability.

The hydrogen compressor is used to circulate gas streams in the process and has met our process design criteria. The compressor valves have not met our operating life expectations. The vendor has replaced the valves and has also supplied an upgraded valve design that is currently installed. A third generation valve design is being fabricated and will be installed should the second generation valves need replacing.

Right now we are producing at design rates of 75 million gallons per year of diesel, naphtha and LPG into our tanks for loading onto our customers trucks. The BioSynfining Process is converting a wide range of low quality Fats, Oils and Greases into very high quality ASTM Renewable Fuels.

Now, I will turn the call over to Ron Stinebaugh.

Ron Stinebaugh

Thank you, Jeff.

To date, the Geismar Plant has sold millions of gallons of renewable fuels to a variety of different customers and via both term contract and spot market sales. We continue to receive many inquiries about our fuel. Since we are the only producer in the US who has sold renewable diesel, we have developed unique insights into this market. Among the lessons and insights we have learned include the following:

1.	Renewable diesel fuel is generally most valuable at the intersection of mandates and cold weather markets. Mandates generate demand and cold weather favors product with superior cold flow properties. Our renewable diesel can be manufactured at -22 centigrade cloud point versus competing biodiesel such as canola methyl ester (CME) has a cloud point of only -3 centigrade.

2.	U.S. refiners for the most part have not spent the capital required to blend biodiesel. Biodiesel must be splash blended with petroleum diesel at the truck rack. Renewable diesel can be blended at the refinery terminal and transported by pipeline.

3.	U.S. refiners must acquire at least 800 millions or the equivalent number of RINS in 2011.

4.	Renewable diesel generates 1.7 RINS per gallon vs. 1.5 for biodiesel making it 13% more valuable to an obligated party than biodiesel.

5.	Refiners generally cannot blend physical biodiesel to obtain RINS, they must buy RINS from middlemen who can blend biodiesel. These middlemen typically buy biodiesel at a significant discount to ULSD.

6.	Renewable diesel is ASTM D975 diesel fuel, therefore, it can significantly mitigate RIN discounting by selling direct to end users.

Since we can mitigate RIN discounting, we have a significant advantage over biodiesel. As of March 11th, the Spot Margin for renewable diesel, which assumes full RIN value, was approximately $1.30 per gallon delivered Geismar by truck. Actual realized margins will vary based on contract terms and delivery point. This spot margin compares to our estimate of current biodiesel spot margins for CME and SME of less than zero and FAME 0 and FAME 10 margins of approximately 35 cents per gallon.

We expect further improvements to our margins when we can generate RINS for our renewable naphtha. We are applying to EPA for naphtha RINS which generate 1.5 advanced biofuel RINS per gallon. Advance biofuel RINS are currently trading at approximately 50 cents, which means this could add 75 cents in value to each gallon of naphtha that we make.

As the only producer of renewable diesel in the United States, we see a bright future. We believe that our product quality advantage, combined with our ability to utilize the lowest cost fat feedstocks, provide us a substantial margin advantage. The regulatory environment has stabilized significantly, as Congress reinstated the $1.00 tax credit for production of renewable fuel and the $0.50 tax credit for production of renewable naphtha and LPG. RIN prices, which are the mechanism by which producers can cover feedstock costs, have reacted strongly to the RFS2 mandate, increasing from approximately 15 cents in January 2010 to over 1.00 today. Please refer to the graph on page 17 of our recently posted investor presentation. As a result, we believe that our Geismar plant will have attractive sustainable margins.

I will now turn the call over to Karen.

Karen Gallagher

Thank you, Ron.

I would like to update you on the earnings results of our year ended December 31, 2010.

•	For the year ended December 31, 2010, the Company reported an operating loss of $2.3 million, resulting from total revenues of $8.4 million and operating expenses of $10.7 million. The total net loss for the year ended December 31, 2010 was $9.5 million.

•	We used $1.1million in cash from operating activities during 2010.

•	The Company had a cash balance of $12.5 million at December 31, 2010 compared to $25.0 million at year end 2009. The majority of the change in cash results from investments in Dynamic Fuels.

•	As of December 31, we have invested $40.5 million in Dynamic Fuels. In December, we contributed $5.0 million to Dynamic Fuels in the form of a working capital loan. The partners may need to contribute additional working capital loans to the plant in the future.

In summary we are looking forward to 2011. This is the year the company expects to make the transition from research and development to an operating company with reoccurring revenues from the Geismar facility. We are encouraged with the prospects of commercializing our Fischer-Tropsch technology in today’s oil and gas pricing environment.

Thank you for your attendance today. We will now open up the call for questions.

Operator — Q&A
At this time, I would like to remind everyone, in order to ask a question, please press “star” * then the number 1 on your telephone keypad. We ask that you limit yourselves to a single question.

We’ll pause for just a moment to compile the Q&A roster.

When there are no more questioners in the queue, the operator should say the following:
At this time, there are no further questions.  I will turn the call back over to Ms. Gallagher for any closing remarks.

Karen
Closing Remarks

Thank you for joining us on today’s conference call.